SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Dear Shareholder,

I would greatly appreciate your support of Walgreens Board of Directors by voting your 2010 proxy FOR proposals 1,2 and 3 and AGAINST shareholder proposals 4 and 5 and 6.

You can view the Proposals and The Company's response to each below.  The entire proxy is also attached.

Thanks and Happy New Year,

/s/ Rick J. Hans

Rick J. Hans, CFA
Divisional Vice President
Investor Relations and Finance
Walgreen Co.
847-914-2385
rick.hans@walgreens.com

PROPOSAL 1

Election of Directors

PROPOSAL 2

Ratification of the Appointment of the Independent Registered Public Accounting Firm

In accordance with the Audit Committee’s charter, the Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2010. Deloitte has been the Company’s independent registered public accounting firm since May 2002, and is considered by management to be well qualified.

Shareholder ratification of the Audit Committee’s selection of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise. The Board of Directors, however, is submitting the selection of Deloitte to the shareholders for ratification. In the event the shareholders do not ratify the appointment of Deloitte, the selection of an independent registered public accounting firm will be determined by the Audit Committee after careful consideration of any information submitted by the shareholders. In addition, even if the shareholders ratify the selection of Deloitte, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of Deloitte are expected to be present at the Annual Meeting to respond to shareholders’ questions and to have the opportunity to make any statements they consider appropriate.

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

PROPOSAL 3

Amendment and Restatement of the Walgreen Co. Executive Stock Option Plan

The Board of Directors has unanimously approved and is proposing for shareholder approval the amended and restated Walgreen Co. Executive Stock Option Plan (the “Plan”) to increase the number of shares authorized for issuance under the Plan, to extend the term of the Plan, and to make certain other changes to the Plan. The key changes reflected in the amended and restated Plan are as follows:

•	Increase the number of authorized shares of Company common stock by 25,000,000.

•	Extend the term of the Plan for 10 years from the date of shareholder approval – through January 13, 2020.

•
Expand the Plan’s eligibility provision to cover employees at all levels at the discretion of the Compensation Committee of the Board of Directors. Previously the Plan was only applicable to employees at or above a specified management-level salary grade.

•	Expand the delegation authority of the Compensation Committee to permit delegation to Company management of the authority to grant stock options to employees below the senior executive level.

The Plan was first approved by shareholders in January 1983, and was most recently approved by shareholders on January 11, 2006, although no additional shares were added at that time. The Plan has been employed as a principal feature of the Company’s compensation program continuously from 1983 through the present. If the shareholders approve the amended and restated Plan, it will replace the current version of the Plan.

As of November 16, 2009 (the record date for the Annual Meeting), there remained 1,325,532 shares of the Company’s common stock available for issuance under the Plan. If the amended and restated Plan is approved, these remaining shares, plus an additional 25,000,000 shares, will be available for issuance under the Plan.

The closing price of the Company’s common stock on the New York Stock Exchange on November 16, 2009 was $39.40 per share.

Purposes of the Plan
The purposes of the Plan are to enable the Company to attract and retain key employees, to align their interests with those of the Company’s shareholders, and to offer competitive compensation packages to key employees.

Description of the Plan
A summary of certain material features of the amended and restated Plan follows.

Plan Shares. Prior to this amendment and restatement, 38,400,000 shares have been authorized under the Plan. As of November 16, 2009, 1,325,532 shares remained available for awards under the Plan. If the amended and restated Plan is approved by shareholders, an additional 25,000,000 shares will be available for issuance under the Plan.

Plan Term. The Plan was originally approved by shareholders on January 12, 1983, for a term of ten years beginning October 13, 1982. The term of the Plan has been extended from time-to-time, and on January 11, 2006 shareholders approved an extension of the Plan until January 11, 2016. If the amended and restated Plan is approved by shareholders, the Plan will continue through January 13, 2020.

Eligibility. Under the amended and restated Plan, the Compensation Committee of the Board of Directors of the Company (referred to in this proposal as the “Committee”) will have the discretion to determine the employees of the Company and its subsidiaries eligible for participation in the Plan. Prior to this amendment and restatement, as of November 16, 2009, approximately 3,092 employees were eligible to participate in the Plan. No option may be granted to any person who owns, directly or indirectly, shares of stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company.

Operation of the Plan. The Plan provides for the grant of stock options to purchase shares of the Company’s common stock to key employees of the Company and its subsidiaries. In granting options and issuing stock when options are exercised, the Company may use authorized but unissued shares, treasury shares, or shares reacquired by the Company.

As originally approved, the Plan provided for the granting of incentive stock options, containing such terms and conditions as required by Section 422 of the Internal Revenue Code of 1986, as amended. In 1989, the Plan was amended to also permit the granting of nonqualified stock options. Since September 1, 1990, no new incentive stock options have been granted.

Subject to limitations that may be imposed by the Committee at the time of grant, an option may be exercised in whole or in part, at any time or from time-to-time prior to its termination. Payment of the exercise price may be made in cash, by delivery of shares of common stock of the Company with a fair market value equal to the exercise price on the date of exercise, or partly in cash and partly in shares.

Administration. The Plan is administered by the Committee. The Committee selects the employees of the Company who will receive grants of options under the Plan, the number of shares of stock subject to each option, the exercise price of the options (which may not be less than the fair market value of the shares on the date the options are granted), the duration of the options (which may not exceed ten years), and other option terms and conditions. The day-to-day administration of the Plan may be carried out by officers and employees of the Company designated by the Committee. Under the amended and restated Plan, the Committee also has authority to delegate to Company management the authority to grant stock options to employees below the senior executive level. No members of the Compensation Committee are eligible to participate in the Plan.

Treatment of Options Upon Termination of Employment. The Committee has the authority to set the terms that will govern the treatment of options upon the termination of an optionee’s employment under various circumstances (i.e., death, retirement, total and permanent disability, or other termination of employment). The Committee, in its discretion, may also extend the time period for an optionee to exercise his or her option following termination of employment for a period not to exceed 60 months from the date of an employee’s death, disability, retirement or employment termination, as applicable; provided that in no event shall such exercise period extend beyond the original expiration date.

Nontransferability. Options granted under the Plan may be transferred to immediate family members, family trusts, and family partnerships, or may be transferred by will or by the laws of descent and distribution. Other than these exceptions, however, the options are only exercisable by the optionee during the optionee’s lifetime.

Annual Grant Limit and Capital Changes. Subject to adjustment as described herein, no more than the aggregate of 1,000,000 shares of common stock may be subject to options granted during any 12-month period to any optionee under the Plan. The number of shares of common stock available under the Plan, the number of shares subject to outstanding options, the exercise price of any option under the Plan, and the 12-month maximum grant limit described above will be appropriately and proportionally adjusted in the event of a stock dividend, recapitalization, merger, consolidation, stock split and similar events. Shares covered by expired, cancelled or otherwise terminated options become available for the grant of new options.

Plan Termination and Amendment. The Board of Directors generally has the right to alter, suspend or discontinue the Plan, subject to shareholder approval where required by applicable law or regulation. However, the Board of Directors may not revoke or alter, in a manner unfavorable to the holder, any outstanding option without the consent of its holder. Also, unless shareholder approval is obtained, the Board of Directors may not amend the Plan to: (i) increase the aggregate number of shares subject to options under the Plan (except as provided above with regard to certain corporate events); (ii) decrease the minimum exercise price; (iii) increase the maximum number of shares for which an option or options may be granted to any one employee (except as provided above with regard to certain corporate events); (iv) permit any member of the Board of Directors of the Company who is not an officer or employee of the Company or a subsidiary, or any member of the Committee, to become eligible for options under the Plan; (v) extend the term of the Plan or the maximum period during which any option may be exercised; or (vi) otherwise amend the Plan to the extent such amendment would be deemed material (and thereby require shareholder approval), within the meaning of the rules of any stock exchange or similar organization governing the listing of the shares.

Options to be Granted and Option History. Since it is within the discretion of the Committee to determine which employees are to receive options, it is presently not possible to state which employees are to receive such grants or the number of shares that may be granted. Non-employee members of the Company’s Board of Directors are not eligible to participate in the Plan. From the inception of the Plan (October 13, 1982) through November 16, 2009, options granted under the Plan include the following:

Name and Principal Position	Number of Shares
Gregory D. Wasson, President and Chief Executive Officer	607,489
Alan G. McNally, Chairman and Former Acting Chief Executive Officer(1)	120,000
Jeffrey A. Rein, Former Chairman and Chief Executive Officer	1,105,907
Wade D. Miquelon, Executive Vice President and Chief Financial Officer	146,696
Mark A. Wagner, Executive Vice President	336,004
George J. Riedl, Senior Vice President	294,478
Stanley B. Blaylock, Senior Vice President	41,496
All current executive officers as a group	3,891,482
All employees as a group (other than current executive officers)	67,992,044
1) The stock option grant to Mr. McNally was made upon his appointment as acting Chief Executive Officer. One-half of the option vested and one-half was forfeited upon the appointment of Mr. Wasson as Chief Executive Officer on February 1, 2009.

Federal Income Tax Consequences
Based on current federal income tax law, the federal income tax consequences of an option grant under the Plan depend on the type of grant. Generally, the recipient of an incentive stock option will not recognize taxable income at the time of grant or exercise, and the Company will not be entitled to a tax deduction at such times so long as minimum holding period and employment requirements are satisfied. Any gain on the disposition of stock acquired through an incentive stock option will be taxable to the optionee as long-term capital gain. The excess of the fair market value of the stock over the option price at the time the option is exercised is includible in the optionee’s alternative minimum taxable income for the year of exercise. If the minimum holding period and employment requirements are not satisfied, an optionee will recognize, in the year of disposition of the stock, ordinary income equal to the difference between the fair market value of the stock on the date of exercise and the price paid upon exercise of the option. The Company will be allowed a corresponding deduction against income in the year in which such a premature disposition occurs.

Generally, the grant of a nonqualified stock option does not result in taxable income to an optionee or a tax deduction to the Company. Upon exercise, an optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the option price, and the Company will be entitled to a corresponding income tax deduction.

The foregoing is only intended as a summary of the federal income tax consequences that apply to awards and payments under the Plan, based on the Company’s interpretation of current tax laws.

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE WALGREEN CO. EXECUTIVE STOCK OPTION PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

PROPOSAL 4

Shareholder Proposal on a Policy to Change Each Voting Requirement in the Company’s Charter and By-laws to Simple Majority Vote

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner of more than $2,000 of the Company’s common stock, has given notice of his intention to introduce the following resolution at the Annual Meeting:

Shareholder Proposal:

4 – Adopt Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against related proposals in compliance with applicable laws. This includes each 67% and 80% shareholder voting provision in our charter and/or bylaws.

Currently a 1%-minority can frustrate the will of our 79%-shareholder majority. Our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. For example, a Goodyear (GT) management proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

The Council of Institutional Investors www.cii.org recommends adoption of simple majority voting. This proposal topic also won up to 88% support at the following companies in 2009:

Goldman Sachs (GS)	75%	James McRitchie (Sponsor)
Waste Management (WMI)	80%	William Steiner
FirstEnergy (FE)	80%	Ray T. Chevedden
Macy’s (M)	88%	William Steiner

The merits of this Simple Majority Vote proposal should also be considered in the context of the need to initiate improvements in our company’s corporate governance and in individual director performance. For instance in 2009 the following governance and performance issues were identified:

•
William Foote was designated a “flagged director” by The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, due to his service with USG Corporation, which filed for Chapter 11 Bankruptcy.

•	This was compounded by William Foote chairing our key Nomination Committee and serving on our Executive Pay committee.

•	There were three long-tenured directors (independence concern) with 15 to 46 years tenure and one director over the retirement age:

Cordell Reed	15 - years
Marilou von Ferstel	22 - years
Charles Walgreen	46 - years

•	Marilou von Ferstel, with 22-years tenure (independence concern), served on our Audit and Nominating Committees.

•
Jeffrey Rein, our recent CEO, also received $286,000 in all other compensation, typically difficult to justify in terms of shareholder benefit, including $216,000 for a profit sharing restoration plan.

•	A number of our directors owned less than 1000 shares – commitment concern.

The above concerns shows [sic] there is need for improvement. Please encourage our board to respond positively to this proposal:

Adopt Simple Majority Vote Yes on 4.

The Company’s Response:

For the reasons explained below, the Company’s Board of Directors believes that adopting this proposal is unnecessary and is not in the best interest of the Company and its shareholders.

A simple majority vote requirement already applies to virtually all matters typically submitted to a vote of our common shareholders, including all matters being voted upon at this year’s meeting. There are no provisions in our by-laws requiring a supermajority vote. As permitted by Illinois law, paragraph 3 of Article R-V of the Company’s Amended and Restated Articles of Incorporation requires, in certain cases, that 80% of our outstanding shares of common stock entitled to vote approve a business combination with a “substantial shareholder.”

To be deemed “substantial” and trigger the supermajority vote requirement, the shareholder proposing a business combination with the Company would have to beneficially own at least 10% of the Company’s common stock. Furthermore, the substantial shareholder could avoid the supermajority vote requirement by:

•	Offering a price per share to our shareholders at least equal to the highest price paid by the substantial shareholder in acquiring any of its Company common stock holdings, or

•	Obtaining approval of the Company’s Board.

Eighty percent of our outstanding shares of common stock must agree to amend this provision.

This one, discrete, supermajority vote requirement – and the threshold to amend it – has been included in our Articles of Incorporation for many years. It relates to a fundamental element of our corporate governance and parallels similar provisions in charters of many public companies and in the corporate laws of Illinois and other states. In effect, the provision discourages potential acquirors from purchasing a large block of stock as a means of substantially influencing the outcome of a simple majority vote. Other than this provision, our Amended and Restated Articles of Incorporation default to Illinois law, which requires the affirmative vote of two-thirds of outstanding shares of common stock entitled to vote to amend articles of incorporation, approve certain mergers, or dissolve a corporation, and a simple majority on all other matters.

This supermajority vote requirement does not “frustrate the will of the majority,” as the proponent alleges. Rather, the substantial shareholder who is unwilling to offer all shareholders the highest price such shareholder paid for the stock, and cannot convince our Board of the merits of the transaction, must convince a substantial majority of our shareholders. We believe that this empowers our shareholders and protects against a business combination that may be coercive, inadequately priced, unfair or otherwise not in the best interests of all shareholders.

The Board also strongly favors effective corporate governance with a strong, diligent and independent board of directors. The Board is composed of a majority of independent directors, as determined under the standards of the New York Stock Exchange, The NASDAQ Global Select Market, and the Chicago Stock Exchange. The Board is led by an independent Chairman and its audit committee, compensation committee and nominating and governance committee are composed solely of independent directors. The Board has also adopted thoughtful share ownership guidelines, described in the Director Compensation section above, to continue to align the interests of the directors and shareholders.

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this Shareholder’s proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

PROPOSAL 5

Shareholder Proposal on a Policy That a Significant Portion of Future Stock Option Grants to Senior Executives Should be Performance-Based

The Massachusetts Laborers’ Pension Fund, 14 New England Executive Park, Suite 200, P.O. Box 4000, Burlington, Massachusetts 01803, the beneficial owner of more than $2,000 of the Company’s common stock, has given notice of its intention to introduce the following resolution at the Annual Meeting:

Shareholder Proposal:

Resolved: That the shareholders of Walgreen Company (the “Company”) request that the Compensation Committee of the Board of Directors adopt a policy that a significant portion of future stock option grants to senior executives shall be performance-based. Performance-based options are defined as follows: (1) indexed options, in which the exercise price is linked to an industry or well-defined peer group index; (2) premium-priced stock options, in which the exercise price is set above the market price on the grant date; or (3) performance-vesting options, which vest when a performance target is met.

Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to enhance long-term corporate value. We believe that standard fixed-price stock option grants can and often do provide levels of compensation well beyond those merited, by reflecting stock market value increases, not performance superior to the company’s peer group.

Our shareholder proposal advocates performance-based stock options in the form of indexed, premium-priced performance-vesting stock options. With indexed options, the option exercise price moves with an appropriate peer group index so as to provide compensation value only to the extent that the company’s stock price performance is superior to the companies in the peer group utilized. Premium-priced options entail the setting of an option exercise price above the exercise price used for standard fixed-priced options so as to provide value for stock price performance that exceeds the premium option price. Performance-vesting options encourage strong corporate performance by conditioning the vesting of granted options on the achievement of demanding stock and/or operational performance measures.

Our shareholder proposal requests that the Company’s Compensation Committee utilize one or more varieties of performance-based stock options in constructing the long-term equity portion of the senior executives’ compensation plan. The use of performance-based options, to the extent they represent a significant portion of the total options granted to senior executives, will help place a strong emphasis on rewarding superior corporate performance and the achievement of demanding performance goals.

Leading investors and market observers, such as Warren Buffet and Alan Greenspan, have criticized the use of fixed-price options on the grounds that they all too often reward mediocre or poor performance. The Conference Board’s Commission on Public Trust and Private Enterprise in 2002 looked at the issue of executive compensation and endorsed the use of performance-based options to help restore public confidence in the markets and U.S. corporations.

At present, the Company does not employ performance-based stock options as defined in this proposal, so shareholders cannot be assured that only superior performance is being rewarded. Performance-based options can be an important component of a compensation plan designed to focus senior management on accomplishing long-term corporate strategic goals and superior long-term corporate performance. We urge your support for this important executive compensation reform.

The Company’s Response:

For the reasons explained below, the Company’s Board of Directors believes that adopting this proposal is not in the best interest of the Company and its shareholders.

The Board’s Compensation Committee, which consists entirely of independent directors, seeks to ensure that the Company attracts, retains and motivates a talented and experienced leadership team by maintaining a senior executive compensation program that is competitive and that fosters the goals of the Company. The goals and elements of the compensation program (described in greater detail in the Compensation Discussion and Analysis section above) embrace strongly the principle of pay for performance. Under the program, when the Company’s performance improves, both senior executives and shareholders benefit.

An important component of the Company’s compensation program is the long-term incentive performance share award. Performance share awards are contingent upon senior executives achieving Company benchmarks stretching over three years. Performance goals are set for each three-year period by the Compensation Committee and can relate to, among other things, return on invested capital and earnings.
Shares are only awarded under this program if performance thresholds are met. Similarly, short-term incentives under the Company’s compensation program reward senior executives based on achievement of individual and Company objectives over one-year periods.

Additional long-term incentives awarded under the program are fixed-price stock options and restricted stock units. Stock options and restricted stock units have a three year vesting requirement, and appreciate only if the Company’s stock price improves. More specifically, stock options are granted at fair market value on the date of the grant. The options have no value unless the Company’s stock price improves and the senior executive remains with the Company until the options vest. Similarly, senior executives may only realize appreciation from restricted stock units if the value of the Company’s stock rises and the senior executive remains with the Company until the units vest. Therefore, stock options and restricted stock units are inherently tied to increases in shareholder value. The Board believes that this reflects the most widely used approach among public companies.

The Board believes that the Compensation Committee should have the flexibility to exercise its judgment and discretion to structure the Company’s senior executive compensation program using the combination of incentives it deems appropriate in order to further the Company’s objectives. Limiting this flexibility will place the Company at a competitive disadvantage in recruiting, retaining and motivating senior executives.

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this Shareholder’s proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

PROPOSAL 6

Shareholder Proposal on a Written Report on Charitable Donations

Mesdames Sally Klinke and Patricia Fournier, with an address care of Physicians Committee For Responsible Medicine, 5100 Wisconsin Avenue, NW, Suite 400, Washington, DC 20016, each the beneficial owner of more than $2,000 of the Company’s common stock, have given notice of their intention to introduce the following resolution at the Annual Meeting:

Shareholder Proposal:

Resolved, that, to advance the business interests and economic well-being of Walgreen Co. (“Company”), Shareholders request the Board to prepare a written report regarding its charitable donations since 2004, detailing:

•	current policies;

•	all charitable donations, sponsorships, and financial philanthropy;

•
all corporate funds directly donated to any public or private charitable organization, including nonprofit organizations operating under Section 501(c)(3) and 501(c)(4) of the Internal Revenue Code; and

•	the feasibility of concrete policy changes, including minimizing donations to charities that fund animal experiments.

Supporting Statement: Scientific and ethical problems associated with the use of animals in experimentation have led to steadily increasing social concerns, which in turn affect product purchases, charitable giving and corporate support. In a survey by the Opinion Research Corporation, 71% of respondents felt it was important that their donations be used for “innovative non-animal research” and 67% stated that they are more likely to donate to a charity that has a policy of “never funding animal experiments” than to one that does. (Physicians Committee for Responsible Medicine (PCRM). Trends in Humane Giving (2005).) Charities, and by extension, their corporate sponsors are therefore susceptible to adverse publicity, public outrage and backlash following reported involvement in animal experiments.

Corporations concerned about ethical giving can now be guided by the Humane Charity Seal of Approval, which is administered by the Council on Humane Giving and overseen by PCRM. The Humane Seal highlights charities that are “committed to providing vital [patient] services . . . or advancing research without the use of animals.” (Council on Humane Giving, Humane Charity Seal of Approval, http://humaneseal.org/index. html.)

In laboratory experimentation, chimpanzees and other nonhuman primates experience disordered behavior, like posttraumatic stress disorder (Bradshaw GA, Capaldo T, Lindner L, Grow G. Building an inner sanctuary: Trauma-induced symptoms in non-human great apes. J. Trauma Dissoc. 2008;9(1):9-34.), while mice and rats are plagued by learned helplessness, a form of depression typical of domestic violence victims. (Seligmman ME, Beagley G. Learned helplessness in the rat. J. Comp. Physiol. Psychol. 1975;88:534-541.) Many drugs successful in animal studies fail in human trials, including more than 80 HIV/AIDS vaccines (U.S. National Institute of Health, ClinicalTrials.gov, http://www.clinicaltrials.gov.), over 150 stroke treatments (Marcleod M. What can systematic review and meta-analysis tell us about the experimental data supporting stroke drug development? International Journal of Neuroprotection and Neuroregeneration 2005;1:201.), and an estimated 95% of cancer drugs. (Kola I and Landis J. Can the pharmaceutical industry reduce attrition rates? Nature Reviews Drug Discovery 2004;3:711-5.)

The Company’s continued charitable donations to fund animal experiments pose significant risks to public health. Walgreen Co. can better impact public health and address ethical concerns by making charitable contributions to entities that promote health, yet do not engage in cruel or scientifically questionable animal research. Shareholders, therefore, have a vested interest in learning the full extent of the Company’s charitable donations. It is imperative that the Company prepare a detailed report on its corporate donations as outlined above.

The Company’s Response:

For the reasons explained below, the Company’s Board of Directors believes that adopting this proposal is not in the best interest of the Company and its shareholders.

The Company’s management oversees its charitable giving programs, with periodic review by the Board. The programs focus on supporting local community initiatives addressing health, education and hunger, providing free health screenings, and supporting national efforts to advance health awareness and disease research.

Our website, http://www.walgreens.com/responsibility/index.html, contains information regarding the charitable programs and activities in which the Company is involved. The information on the website is updated on an ongoing basis throughout the year as our management makes decisions concerning our charitable activities. The website also sets out the principles by which the Company guides its giving.

The proponents advocate that the Company limit its giving to organizations that receive the Humane Charity Seal of Approval. The designation is sponsored by an affiliate of the proponents and is granted to organizations that conduct research without the use of animals. While we are sympathetic to the proponents’ concerns, the Seal is not widely adopted by major charitable organizations. Requiring the Seal as a condition of Company giving will constrain efforts to spread awareness of heart disease, cancer, and diabetes prevention in cooperation with such institutions as the American Heart Association, the American Cancer Society, and the Juvenile Diabetes Foundation, which do not carry the Seal.

The Company believes that disclosure currently provided on its website provides a reasonable review of the Company’s charitable activities and is the most effective and efficient use of the Company’s resources. Because management carefully evaluates and reviews the Company’s charitable activities, and makes information regarding the Company’s corporate giving publicly available, the Board does not believe that implementing the proponents’ proposal would justify the administrative costs and efforts, nor would it provide a corresponding meaningful benefit to the Company’s shareholders.

The affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote is required for the approval of this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS SHAREHOLDER PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.